Exhibit 99.1

FOR RELEASE: Tuesday, January 30, 2018 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended December 31, 2017 was $177,000, or $0.10 per basic and $0.09 per diluted share, compared to $455,000, or $0.25 per basic and $0.23 per diluted share for the same period in 2016.  Net income for the year ended December 31, 2017 was $1.47 million, or $0.79 per basic and $0.74 per diluted share, compared to $1.50 million, or $0.84 per basic and $0.77 per diluted share for the same period in 2016.  The quarterly and year-end results for the periods ending December 31, 2017 include a tax reform re-measurement charge of the Company's net deferred tax asset as a result of The Tax Cuts and Jobs Act (the "Tax Act") which was enacted on December 22, 2017.  The Tax Act reduced the corporate Federal income tax rate from 35% to 21% and made other changes to U.S. corporate income tax laws.  Accordingly, the incremental income tax expense recorded by the Company in the fourth quarter of 2017 related to the Tax Act was $297,000 ($0.16 per basic and $0.15 per diluted share impact).  The additional tax expense was largely attributable to the reduction in carrying value of net deferred tax assets reflecting lower future tax benefits resulting from the lower corporate tax rate.

Robert T. Strong, President and Chief Executive Officer stated, "We closed out 2017 with several noteworthy achievements by the Bank and our Family of Companies.  Despite an unusually slow first quarter, the Bank produced 242 new loans, increased checking accounts by 60% and completed its deposit product initiatives projects.  We enter 2018 with the highest pipeline of loan requests in the Bank's history."

Mr. Strong continued, "All of the staff members of our title abstract company achieved the status of Pennsylvania licensed title agents, an industry standard in professionalism of which we are especially proud.  Furthermore, our insurance agency subsidiary moved to new quarters in the New Britain Square Shopping Center providing it with a more visible and professional-looking location.  In addition to the personal insurance lines of auto, home and term life coverages, we expanded our commercial lines to complement those consumer lines of coverage offered."

Mr. Strong added, "Our mortgage banking subsidiary was named one of 'Lehigh Valley Business's Fastest Growing Companies' for the second consecutive year by Baker Tilly.  The mortgage company gained this achievement by closing over 37% more loans than the previous year.  Additionally, our real estate subsidiary expanded with the acquisition of another independent real estate office in the Lehigh Valley.  New management at the real estate company is now positioned to drive the success of the more than thirty-member team forward into 2018."

In closing, Mr. Strong commented, "As in the past, we hope to continue the expansion of our companies as opportunities present themselves.  We established the building blocks to better position us now to begin an aggressive 2018 business plan. As always, in conjunction with having maintained a strong repurchase plan that has repurchased over 36% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $177,000 for the three months ended December 31, 2017, a decrease of $278,000, or 61.1%, compared to net income of $455,000 for three months ended December 31, 2016.  The decrease in net income on a comparative quarterly basis was primarily the result of increases in the provision for income taxes of $413,000 and non-interest expense of $427,000, partially offset by increases in non-interest income of $300,000 and net interest income of $237,000, and a decrease in the provision for loan losses of $25,000.  The increase in the provision for income taxes was primarily due to the $297,000 re-measurement charge of the Company's net deferred tax asset as a result of the Tax Act signed into law on December 22, 2017.

The $237,000, or 13.5%, increase in net interest income for the three months ended December 31, 2017 over the comparable period in 2016 was driven by a $354,000, or 14.5%, increase in interest income, partially offset by a $117,000, or 16.9%, increase in interest expense. The increase in interest income was primarily due to a $31.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $172.1 million for the three months ended December 31, 2016 to an average balance of $203.9 million for the three months ended December 31, 2017, and had the effect of increasing interest income $437,000.  Partially offsetting this increase was a 19 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.49% for the three months ended December 31, 2016 to 5.30% for the year ended December 31, 2017, which had the effect of decreasing interest income by $96,000.  The increase in interest expense was primarily attributable to a $17.6 million increase in average interest-bearing liabilities, which increased from an average balance of $183.7 million for the three months ended December 31, 2016 to an average balance of $201.3 million for the three months ended December 31, 2017, and had the effect of increasing interest expense $56,000.  This increase in average interest-bearing liabilities was primarily attributable to a $13.0 million increase in  average Federal Home Loan Bank borrowings which increased from $12.6 million for the three months ended December 31, 2016 to an average balance of $25.6 million for the three months ended December 31, 2017, and had the effect of increasing interest expense $34,000, and a $4.9 million increase in average certificate of deposit accounts which increased from an average balance of $137.7 million for the three months ended December 31, 2016 to an average balance of $142.6 million for the three months ended December 31, 2017, and had the effect of increasing interest expense $21,000. Also contributing to this increase was a ten basis point increase in the average rate on interest-bearing liabilities, from 1.51% for the three months ended December 31, 2016 to 1.61% for the three months ended December 31, 2017, which had the effect of increasing interest expense by $61,000.  This increase in rate was primarily attributable to a 73 basis point increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.05% for the three months ended December 31, 2016 to 1.78% for the three months ended December 31, 2017, which had the effect of increasing interest expense by $48,000, and a four basis point increase in rate on average certificate of deposit accounts, which increased from 1.73% for the three months ended December 31, 2016 to 1.77% for the three months ended December 31, 2017, and had the effect of increasing interest expense by $13,000.  The average interest rate spread increased from 3.32% for the three months ended December 31, 2016, to 3.35% for the same period in 2017 while the net interest margin increased from 3.46% for the three months ended December 31, 2016 to 3.52% for the three months ended December 31, 2017.

The $25,000, or 20.8%, decrease in the provision for loan losses for the three months ended December 31, 2017 over the three months ended December 31, 2016 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at December 31, 2017.

The $300,000, or 41.2%, increase in non-interest income for the three months ended December 31, 2017 over the comparable period in 2016 was primarily attributable to a 236,000, or 68.0%, increase in net gain on the sales of residential mortgage loans, a $62,000, or 92.5%, decrease in loss on sales and write-downs on other real estate owned, a $27,000, or 245.5%, increase in other non-interest income, a $15,000, or 6.6%, increase in mortgage banking and title abstract fees, and an $11,000, or 9.0%, increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank, partially offset by a $49,000, or 76.6%, decrease in other fees and services charges.

The $427,000, or 23.5%, increase in non-interest expense for the three months ended December 31, 2017 compared to the same period in 2016 was primarily attributable to a $293,000, or 24.6%, increase in salaries and employee benefits expense, due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations, and the expansion of our real estate subsidiary.  Also contributing to the increase was a $58,000, or 107.4%, increase in data processing expense, a $49,000, or 169.0%, increase in advertising expense, and a $29,000, or 13.7%, increase in other expense.

The $413,000 increase in the provision for income taxes for the three months ended December 31, 2017 over the three month period ended December 31, 2016 was primarily due to the $297,000 re-measurement charge of the Company's net deferred tax asset as a result of the Tax Act signed into law on December 22, 2017.

For the year ended December 31, 2017, net income decreased $31,000, or 2.1%, from $1.50 million for the year ended December 31, 2016 to $1.47 million for the year ended December 31, 2017. The decrease was primarily the result of increases in the provision for income taxes of $469,000 and non-interest expense of $1.4 million, partially offset by increases in net interest income of $968,000 and non-interest income of $839,000, and a decrease in the provision for loan losses of $8,000.  As was the case with the quarter, the increase in the provision for income taxes for the year ended December 31, 2017 over the year ended December 31, 2016 was primarily due to the $297,000 re-measurement charge of the Company's net deferred tax asset as a result of the Tax Act signed into law on December 22, 2017.

The $968,000, or 14.6%, increase in net interest income for the year ended December 31, 2017 over the comparable period in 2016 was driven by a $1.4 million, or 15.3%, increase in interest income, partially offset by a $437,000, or 17.0%, increase in interest expense. The increase in interest income was primarily due to a $33.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $159.6 million for the year ended December 31, 2016 to an average balance of $193.2 million for the year ended December 31, 2017, and had the effect of increasing interest income $1.9 million.  Partially offsetting this increase was a 25 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.55% for the year ended December 31, 2016 to 5.30% for the year ended December 31, 2017, which had the effect of decreasing interest income by $486,000.  The increase in interest expense was primarily attributable to a $20.5 million increase in average interest-bearing liabilities, which increased from an average balance of $174.1 million for the year ended December 31, 2016 to an average balance of $194.6 million for the year ended December 31, 2017, and had the effect of increasing interest expense $283,000.  This increase in average interest-bearing liabilities was primarily attributable to a $7.7 million increase in  average Federal Home Loan Bank borrowings which increased from $13.2 million for the year ended December 31, 2016 to an average balance of $20.9 million for the year ended December 31, 2017, and had the effect of increasing interest expense $78,000, and a $10.5 million increase in average certificate of deposit accounts which increased from an average balance of $128.6 million for the year ended December 31, 2016 to an average balance of $139.1 million for the year ended December 31, 2017, and had the effect of increasing interest expense $179,000.  Also contributing to this increase was a seven basis point increase in the average rate on interest-bearing liabilities, from 1.47% for the year ended December 31, 2016 to 1.54% for the year ended December 31, 2017, which had the effect of increasing interest expense by $153,000.  This increase in rate was primarily attributable to a 52 basis point  increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.01% for the year ended December 31, 2016 to 1.53% for the year ended December 31, 2017, which had the effect of increasing interest expense by $110,000, and a three basis point increase in rate on average certificate of deposit accounts, which increased from 1.71% for the year ended December 31, 2016 to 1.74% for the year ended December 31, 2017, and had the effect of increasing interest expense by $44,000.  The average interest rate spread decreased from 3.35% for the year ended December 31, 2016, to 3.34% for the same period in 2017 while the net interest margin increased from 3.48% for the year ended December 31, 2016 to 3.50% for the year ended December 31, 2017.

The $8,000, or 2.7%, decrease in the provision for loan losses for the year ended December 31, 2017 over the year ended December 31, 2016 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at December 31, 2017.

The $839,000, or 32.2%, increase in non-interest income for the year ended December 31, 2017 over the comparable period in 2016 was primarily attributable to a $458,000, or 28.0%, increase in net gain on the sales of residential mortgage loans, a $207,000, or 113.7%, increase in insurance commissions earned by Quaint Oak Insurance Agency which began operations on August 1, 2016, a $125,000, or 64.8%, decrease in loss on sales and write-downs on other real estate owned, a $93,000, or 14.6%, increase in mortgage banking and title abstract fees, and a $52,000, or 110.6%, increase in other non-interest income.  These increases were partially offset by a $60,000, or 55.6%, decrease in the gain on sale of SBA loans and a $32,000, or 33.3%, decrease in other fees and service charges.

The $1.4 million, or 20.6%, increase in non-interest expense for the year ended December 31, 2017 over the comparable period in 2016 was primarily attributable to a $966,000, or 21.4%, increase in salaries and employee benefits expense. As was the case for the quarter, the increase in salaries and employee benefits expense for the 2017 fiscal year compared to 2016 was primarily attributable to increased staff related to the continued expansion of the Company's mortgage banking and lending operations, the launch of Quaint Oak Insurance Agency on August 1, 2016, and the expansion of our real estate subsidiary.  Also contributing to the increase was a $143,000, or 26.3%, increase in other expense, a $140,000, or 73.3%, increase in data processing expense, and an $82,000, or 72.6%, increase in advertising expense.

As was the case for the quarter, the $469,000 increase in the provision for income taxes for the year ended December 31, 2017 over the year ended December 31, 2016 was primarily due to the $297,000 re-measurement charge of the Company's net deferred tax asset as a result of the Tax Act signed into law on December 22, 2017.

The Company's total assets at December 31, 2017 were $239.6 million, an increase of $23.4 million, or 10.8%, from $216.2 million at December 31, 2016.  This growth in total assets was primarily due to a $24.9 million, or 14.1%, increase in loans receivable, net, a $2.3 million, or 48.7%, increase in loans held for sale, and a $521,000, or 73.1%, increase in Federal Home Loan Bank stock.  These increases were partially offset by a $1.6 million, or 17.2%, decrease in investment securities available for sale, a $1.4 million, or 14.9%, decrease in cash and cash equivalents, and a $1.2 million, or 20.0%, decrease in investment in interest-earning time deposits.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $14.5 million, or 18.7%, multi-family residential loans which increased $7.1 million, or 48.3%, and commercial business loans which increased $2.7 million, or 28.6%.

Total deposits increased $9.2 million, or 5.2%, to $186.2 million at December 31, 2017 from $177.0 million at December 31, 2016.  This increase in deposits was primarily attributable to increases of $8.0 million, or 5.8%, in certificates of deposit, $2.1 million, or 36.0%, in non-interest bearing checking accounts, and $569,000, or 31.9%, in savings accounts, partially offset by a $726,000, or 61.1%, decrease in passbook accounts and a $703,000, or 2.3%, decrease in money market accounts.

 Total Federal Home Loan Bank borrowings increased $12.5 million, or 80.6%, from $15.5 million at December 31, 2016 to $28.0 million at December 31, 2017.  During the year ended December 31, 2017, the Company borrowed $7.0 million of short-term and $12.0 million of long-term fixed rate borrowings primarily to fund loan growth. During the same time period, the Company repaid $4.0 million of short-term and $2.5 million of long-term fixed rate borrowings.

Total stockholders' equity increased $1.4 million, or 6.7%, to $22.2 million at December 31, 2017 from $20.8 million at December 31, 2016.  Contributing to the increase was net income for the year ended December 31, 2017 of $1.5 million, the reissuance of treasury stock for exercised stock options of $206,000, common stock earned by participants in the employee stock ownership plan of $185,000, amortization of stock awards and options under our stock compensation plans of $129,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $94,000, and a decrease in other comprehensive loss of $25,000.  These increases were partially offset by dividends paid of $364,000 and by the purchase of treasury stock of $347,000.

Non-performing loans amounted to $3.1 million, or 1.52%, of net loans receivable at December 31, 2017, consisting of eleven loans, three of which are on non-accrual status and eight of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.06%, of net loans receivable at December 31, 2016, consisting of fourteen loans, seven of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2017 include four one-to-four family non-owner occupied residential loans, three one-to-four family owner occupied residential loans, two commercial real estate loans, and two construction loans, and all are generally well-collateralized or adequately reserved for.  During the quarter ended December 31, 2017, no loans were placed on non-accrual status and two loans previously on non-accrual status were paid-off. The allowance for loan losses as a percent of total loans receivable was 0.89% at December 31, 2017, and 0.90% at December 31, 2016.

There was no other real estate owned at December 31, 2017.  This compares to three properties totaling $435,000 at December 31, 2016.  During the quarter ended December 31, 2017, the Company sold one property with a carrying value of $185,000 and a loss of $6,000 was realized on the transaction. Non-performing assets amounted to $3.1 million, or 1.28%, of total assets at December 31, 2017 compared to $2.3 million, or 1.07%, of total assets at December 31, 2016.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank's subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets and a New Britain Township location.  Quaint Oak Bank's subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At December 31, 2017	At December 31, 2016
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$7,910	$9,300
Investment in interest-earning time deposits	4,879	6,098
Investment securities available for sale at fair value	7,912	9,555
Loans held for sale	7,006	4,712
Loans receivable, net of allowance for loan losses (2017: $1,812 2016: $1,605)	201,667	176,807
Accrued interest receivable	1,021	862
Investment in Federal Home Loan Bank stock, at cost	1,234	713
Bank-owned life insurance	3,814	3,728
Premises and equipment, net	1,988	1,730
Goodwill	515	515
Other intangible, net of accumulated amortization	416	465
Other real estate owned, net	-	435
Prepaid expenses and other assets	1,234	1,243
Total Assets	$239,596	$216,163

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$7,956	$5,852
Interest-bearing	178,265	171,155
Total deposits	186,221	177,007
Federal Home Loan Bank advances	28,000	15,500
Accrued interest payable	167	142
Advances from borrowers for taxes and insurance	2,423	2,210
Accrued expenses and other liabilities	600	514
Total Liabilities	217,411	195,373
Stockholders' Equity	22,185	20,790
Total Liabilities and Stockholders' Equity	$239,596	$216,163

QUAINT OAK BANCORP, INC. Consolidated Statements of Income (In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Interest Income	$2,796	$2,442	$10,588	$9,183
Interest Expense	808	691	3,002	2,565
Net Interest Income	1,988	1,751	7,586	6,618
Provision for Loan Losses	95	120	284	292
Net Interest Income after Provision for Loan Losses	1,893	1,631	7,302	6,326
Non-Interest Income	1,028	728	3,442	2,603
Non-Interest Expense	2,245	1,818	8,072	6,695
Income before Income Taxes	676	541	2,672	2,234
Income Taxes	499	86	1,205	736
Net Income	$177	$455	$1,467	$1,498

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.10	$0.25	$0.79	$0.84
Average shares outstanding – basic	1,856,791	1,802,458	1,857,457	1,781,410
Earnings per share – diluted	$0.09	$0.23	$0.74	$0.77
Average shares outstanding - diluted	1,995,696	1,955,854	1,994,485	1,935,903
Book value per share, end of period	$11.55	$10.99	$11.55	$10.99
Shares outstanding, end of period	1,920,024	1,891,150	1,920,024	1,891,150

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	4.96%	4.83%	4.88%	4.82%
Average rate on interest-bearing liabilities	1.61%	1.51%	1.54%	1.47%
Average interest rate spread	3.35%	3.32%	3.34%	3.35%
Net interest margin	3.52%	3.46%	3.50%	3.48%
Average interest-earning assets to average interest-bearing liabilities	112.13%	110.15%	111.44%	109.30%
Efficiency ratio	74.46%	73.33%	73.20%	72.60%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.52%	1.06%	1.52%	1.06%
Non-performing assets as a percent of total assets	1.28%	1.07%	1.28%	1.07%
Allowance for loan losses as a percent of non-performing loans	59.02%	85.74%	59.02%	85.74%
Allowance for loan losses as a percent of total loans receivable	0.89%	0.90%	0.89%	0.90%
Texas Ratio (2)	13.31%	10.77%	13.31%	10.77%
_____________________
(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059